 Form 10-K 2003

Exhibit 10.21

Amendment to Midland Credit Management Excess Plan Document

Effective as of January 30, 2004, the Midland Credit Management, Inc. Executive Nonqualified Excess Plan (the “Plan”) is hereby amended as follows pursuant to Section 14 of the Plan:

1.     A new Section 4.5 is added to the Plan to read as follows, effective January 30, 2004:

4.5 Domestic Relations Order. During a Participant’s Service, the Employer may pay all or any part of the Participant’s vested Accrued Benefit to an “alternate payee” pursuant to a “qualified domestic relations order” as such terms are described in Section 414(p) of the Internal Revenue Code of 1986, as amended, provided that the qualified domestic relations order is approved by the Committee or its delegate, that appropriate arrangements are made to satisfy any tax withholding and similar obligations to the satisfaction of the Committee and that the alternate payee execute any receipt or release as required pursuant to Section 17.5. Pursuant to Section 6, payment of such benefit to an alternate payee shall be made in a single lump sum by the Employer as soon as practicable after receipt and approval of the qualified domestic relations order, and the Participant’s Deferred Compensation Account shall be debited to reflect such payment as provided in Section 8.3.

2.     Section 12.1 is amended to add the following sentence to the end thereof effective January 30, 2004, to read as follows:

Notwithstanding the foregoing, the Plan may pay all or part of a Participant’s Accrued Benefit to an alternate payee pursuant to a qualified domestic relations order in accordance with Section 4.5.